CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 16 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 12, 1998, relating to the financial statements and financial highlights of the Heritage Income Trust - High Yield Bond Fund and Intermediate Government Fund, which appears in such Statement of Additional Information, and to the incorporation by reference of our reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
400 North Ashley Street, Suite 2800
Tampa, Florida 33602
January 29, 1999